As filed with the Securities and Exchange Commission on December 12, 2003
 Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES
 ACT OF 1933

MOOG INC.
 (Exact name of registrant as specified in its charter)

New York	16-0757636
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

East Aurora, New York	14052-0018
(Address of principal executive offices)	(Zip Code)

MOOG INC. 2003 STOCK OPTION PLAN
 (Full title of the plan)

Robert T. Brady
Chairman of the Board, President and Chief Executive Officer
Moog Inc.
East Aurora, NY 14052-0018
 (Name and address of agent for service)

(716) 652-2000
 (Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Class A Common Stock, $1.00 par value	600,000	$46.68	$28,008,000	$2,265.85

(1)     The number of shares are subject to adjustment in accordance with the anti-dilution provisions of the Plan. Accordingly, the Registration Statement also covers an indeterminable number of shares which may be issuable in connection with such provisions.

(2)    Estimated solely for the purpose of determining the registration fee computed pursuant to Rule 457(h)(1); calculated on the basis of the average of the high and low prices of the Class A Common Stock on the New York Stock Exchange on December 8, 2003.

Part I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Pursuant to the instructions for Form S-8, the documents containing the information specified in Items 1 and 2 of Part I of Form S-8 are not being filed with the Securities and Exchange Commission as part of this Registration Statement, but will be sent or given to optionees as specified by Rule 428(b)(1).

Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed with the Commission are incorporated by reference in this Registration Statement.

(a) The Company's Annual Report on Form 10-K for the fiscal year ended September 27, 2003, as amended.

(b) The description of the Class A Common Stock contained in the Company's Registration Statement on Form S-3 filed November 9, 2001 (Registration No. 333-67640).

In addition, all documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934 prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing such documents.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

John B. Drenning, Secretary of the Company, is a partner in the law firm of Hodgson Russ, LLP, which has rendered the legality opinion included in this Registration Statement as Exhibit 5.

Item 6. Indemnification of Directors and Officers.

The Company's By-Laws contain provisions to protect each present and former director or officer of the Company, to the fullest extent permitted by the New York Business Corporation Law ("BCL"), from any liability arising out of his actions as such officer or director.

As permitted by the BCL, the Company's Restated Certificate of Incorporation provides that a director of the Company shall not be liable for damages to the Company or its shareholders for any act or omission in the performance of his duties, except to the extent that a judgment or other final adjudication adverse to him establishes that (1) he actually received an improper benefit, (2) his act or omission was in bad faith or involved intentional misconduct or knowing violation of law, or (3) his acts violated section 719 of the BCL.

As approved by shareholders at the Annual Meeting of Shareholders held on February 16, 1988, there are indemnification agreements between the Company and its directors and certain executive officers. These agreements provide for indemnification by the Company of the directors and officers for any amounts they may become obligated to pay, including legal fees and expenses, in connection with a claim against them for which the Company's Restated Certificate of Incorporation or By-Laws otherwise provide indemnification.

The BCL contains provisions affecting indemnification of directors and officers of the Company, to which reference is made for the complete statutory provisions relating to indemnification of directors and officers of a New York corporation.

The Company maintains a standard directors and officers liability insurance policy which will reimburse the Company for payments it may make in indemnification of directors and officers and pay other expenses, counsel fees, settlements, judgments or costs arising from proceedings involving any director or officer of the Company in his capacity as such, subject to certain limitations and exclusions.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to this Registration Statement are described in the Exhibit Index below.

Item 9. Undertakings.
(a)	The undersigned Registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

		(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

		(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

		(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

	(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement related to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in East Aurora, New York on December 12, 2003.

MOOG INC.

By:	/s/ Robert T. Brady
Name:	Robert T. Brady,
Chairman of the Board,
President and Chief Executive Officer

Power of Attorney

Each person whose signature appears below hereby constitutes and appoints Robert T. Brady and Robert R. Banta, jointly and severally, with full power to act without the other, as the undersigned's true and lawful attorneys-in-fact and agents, each with full power of substitution, for the undersigned and in the undersigned's name, place and stead, in any and all capacities, to sign any and all amendments or post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Robert T. Brady	Chairman of the Board,	December 12, 2003
Robert T. Brady	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Robert R. Banta	Executive Vice President,	December 12, 2003
Robert R. Banta	Chief Financial Officer Officer and Director (Principal Financial Officer)

/s/ Donald R. Fishback	Controller	December 12, 2003
Donald R. Fishback	(Principal Accounting Officer)

/s/ Richard A. Aubrecht	Director	December 12, 2003
Richard A. Aubrect

/s/ James L. Gray	Director	December 12, 2003
James L. Gray

/s/ Joe C. Green	Director	December 12, 2003
Joe C. Green

/s/ John D. Hendrick	Director	December 12, 2003
John D. Hendrick

/s/ Brian J. Lipke	Director	December 12, 2003
Brian J. Lipke

/s/ Kraig H. Kayser	Director	December 12, 2003
Kraig H. Kayser

/s/ Robert H. Maskrey	Director	December 12, 2003
Robert H. Maskrey

/s/ Albert F. Meyers	Director	December 12, 2003
Albert F. Meyers

EXHIBIT INDEX

Exhibit	Description

4.1	Restated Certificate of Incorporation of the Company, incorporated by reference to exhibit (3) of the Company's Annual Report on Form 10-K for its fiscal year ended September 30, 1989.

4.2	By-laws of the Company, as amended, incorporated by reference to appendix B of the Company's preliminary proxy statement filed under Schedule 14A on December 2, 2003.

4.3	Moog Inc. 2003 Stock Option Plan, incorporated by reference to exhibit A of the Company's definitive proxy statement filed under Schedule 14A on January 9, 2003.

5.1	Opinion of Hodgson Russ, LLP as to the legality of the securities registered (filed herewith).

23.1	Consent of Ernst & Young LLP (filed herewith).

23.2	Consent of KPMG LLP (filed herewith).

23.3	Consent of PricewaterhouseCoopers (filed herewith).

23.4	Consent of Hodgson Russ LLP (included in Exhibit 5.1).

24.1	Power of attorney (included on the signature page).